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                                                                Exhibit 10.31(h)





                                   Montgomery


PERSONAL AND CONFIDENTIAL


May 23, 1996


Advanced Radio Telecom Corp.
500 108th Avenue, N.E., Suite 2600
Bellevue, WA 98004
Attn: Vernon L. Fotheringham, Chief Executive Officer


Dear Vernon:
         We are pleased to have been selected to assist you in the acquisition you are contemplating. This letter will confirm the understanding and agreement between Montgomery Securities ("us" or "Montgomery") and Advanced Radio Telecom Corp. ("you" or the "Company").

         We will serve as your exclusive representative and financial advisor for the purpose of advising you concerning the possible acquisition (the "Acquisition") of 38 GHz licenses and related assets (the "Licenses") owned directly or indirectly by Columbia Capital Corporation and CommCo LLC and their subsidiaries or other affiliated entities (the "Licenses"). For purposes of this agreement, the Acquisition shall mean any transaction or related series or combination of transactions whereby, directly or indirectly, control of any Licenses or all or substantially all of the business or assets of any Licensee is acquired by you or any of your subsidiaries or other affiliates in a sale or exchange of stock, merger or consolidation, sale of assets or other similar transaction.

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Advanced Radio Telecom Corp.
May 23, 1996                      Montgomery
Page 2


         We will render to you whatever services are mutually agreeable in order to assist you in accomplishing the Acquisition. In particular, we will consult with and advise you concerning the Acquisition and, if you request, participate on your behalf in negotiations concerning the Acquisition. We will consult with you with respect to the financial aspects of any transaction as described in the agreements effecting the transaction. We will assist you in conducting your business investigation of the Licenses and/or Licensees and assist you in the administration of the closing of any transaction.

         If requested by you, we will render to your board of directors our opinion with respect to the fairness from a financial point of view to you of the consideration to be paid by you in the Acquisition, as of the date of the opinion (the "Opinion"). We will render the Opinion as of the date of the meeting of your board of directors to approve the transaction.

         In order for us to advise you effectively, it is necessary that you make available to us all pertinent information which we reasonably request in connection with the performance of our services hereunder, including information concerning the business, assets, operations, or financial condition of the Company. You agree that we may rely upon the accuracy and completeness of such information without independent verification and are authorized to make appropriate use of such information.

         In addition, you agree to conduct each transaction in a manner which will comply in all respects with the applicable provisions of the Securities Act of 1933, the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations. You will also be responsible for the completeness, accuracy and format of all information furnished to the Licensees and their shareholders and furnish to them any appropriate information which may be required by them in order to make a sale decision.

         The term of our engagement hereunder will extend from the date hereof until May 31, 1997. However, subject to the provisions on fees, either of us may terminate our engagement hereunder at any time upon 30 days' written notice.

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Advanced Radio Telecom Corp.
May 23, 1996                         Montgomery
Page 3


         As compensation for our services hereunder, you will pay us a retainer fee of $100,000, such fee to be payable upon consummation of the Company's initial public offering of equity or debt securities ("IPO"). The retainer will be credited against any compensation due to us upon consummation of the Acquisition.

         An additional fee of $500,000 shall be payable upon the later to occur of: (i) the execution by you of a definitive agreement for the Acquisition; or
(ii) the consummation of the IPO, and will also be credited against any compensation due us upon consummation of the Acquisition.

         If a definitive agreement for the Acquisition is executed at any time during this engagement or within eighteen months from the termination of this engagement, you will pay us a fee of $2,000,000 payable in cash at the time the Acquisition is consummated; provided that, if the number of shares to be issued in the Acquisition exceeds 37% of the outstanding shares of the common stock of the Company (calculated on a fully diluted basis as of the date hereof and after giving effect to the issuance of such shares), such fee shall be $1,500,000, and if the number of shares to be so issued represents less than 35%, of the outstanding shares of common stock of the Company (calculated on the same basis), such fees shall be $2,000,000 plus an additional $300,000 (or fraction thereof) for each percentage point (or fraction thereof) that the number of shares to be issued is less than 35% of the outstanding shares of common stock of the Company. Our compensation is to be free and clear of any obligation that you may have to any other party.

         In addition to the foregoing fees, you agree to reimburse us for all reasonable out-of-pocket costs and expenses (including counsel fees) incurred by us in connection with the services to be rendered by us hereunder, whether or not a transaction is consummated or our services are terminated or completed. These expenses shall be billed by us and payable by you quarterly. In addition, in the event we are requested to appear at a judicial or administrative hearing in connection with this engagement, ,you will pay us a per diem fee of $2,000 per person per day and reimburse our reasonable out-of-pocket expenses in connection with such appearance.

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Advanced Radio Telecom Corp.
May 23, 1996                       Montgomery
Page 4


         As we will be acting on your behalf, it is our practice to obtain an indemnification and contribution agreement from you. That agreement is attached and incorporated by reference. The obligations contained in that agreement will remain operative regardless of any termination or completion of our scrviccs hereunder.

         You have advised us that the transaction will not require any vote or other approval by the shareholders of the Company. Accordingly, you have not requested that the Opinion be disclosed in any public document. The Opinion will not be used or referred to by you, quoted or disclosed to any person
(other than your directors, executive officers and attorneys) in any manner without our express prior written consent.

         This engagement agreement, together with the agreement on indemnification and contribution, contains our entire agreement concerning the proposed transaction and supersedes any prior understandings and agreements. This engagement agreement is made and shall be construed under and in accordance with the laws of the State of California (without reference to any principle of the conflict of laws). Any waiver of any right or obligation set forth in this agreement must be in writing signed by the party against whom enforcement would be sought.

         If the foregoing correctly sets forth our understanding and agreement, please sign below and return to us. We thank you for the opportunity to share in your business endeavors and are looking forward to a successful and mutually beneficial relationship.

     Very truly yours,

     MONTGOMERY SECURITIES
     By: SEWEL Investments, Inc., a General Partner

     By:              /s/ Joseph M. Schell
        ----------------------------------------
          Joseph M. Schell, President


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Advanced Radio Telecom Corp.
May 23, 1996                       Montgomery
Page 5


Accepted and Agreed to on this ___ day of May, 1996

ADVANCED RADIO TELECOM CORP.

By:          /s/Vernon L. Fotheringham
   ----------------------------------------------
     Vernon L. Fotheringham, Chief Executive Officer

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INDEMNIFICATION AND CONTRIBUTION AGREEMENT

         In consideration of the agreement of Montgomery Securities ("Montgomery") to act on behalf of ADVANCED RADIO TELECOM CORP. (the "Company") pursuant to the attached Engagement Letter, dated MAY 23, 1996 the Company agrees to indemnify and hold harmless Montgomery, its affiliates, and each of their respective partners, directors, officers, agents, consultants, employees and controlling persons (within the meaning of the Securities Act of 1933) (Montgomery and each such other person or entity are hereinafter referred to as an "Indemnified Person"), from and against any losses, claims, damages, expenses and liabilities or actions in respect thereof (collectively, "Losses"), as they may be incurred (including all legal fees and other expenses incurred in connection with investigating, preparing, defending, paying, settling or compromising any Losses, whether or not in connection with any pending or threatened litigation in which any Indemnified Person is a named party) to which any of them may become subject (including in any settlement effected with the Company's consent) and which are related to or arise out of any act, omission, transaction or event contemplated by the Engagement Letter. The Company will not, however, be responsible under the foregoing provisions with respect to any Losses to the extent that a court of competent jurisdiction shall have determined by a final judgement that such Losses resulted primarily from actions taken or omitted to be taken by an Indemnified Person due to his gross negligence, bad faith or willful misconduct. If multiple claims are brought against MONTGOMERY in an arbitration, with respect to at least one of which indemnification is permitted under applicable law and provided for under this agreement, any arbitration award shall be conclusively deemed to be based on claims as to which indemnification is permitted and provided for, except to the extent the arbitration award expressly states that the award, or any portion thereof, is based solely on a claim as to which indemnification is not available.

         If the indemnity referred to in this agreement should be, for any reason whatsoever, unenforceable, unavailable or otherwise insufficient to hold each Indemnified Person harmless, the Company shall pay to or on behalf of each Indemnified Person contributions for Losses so that each Indemnified Person ultimately bears only a portion of such Losses as is appropriate to reflect the relative benefits received by and the relative fault of each such Indemnified Person, respectively, on the one hand and the Company on the other hand in connection with the transaction: provided, however, that in no event shall the aggregate contribution of all Indemnified Persons to all Losses in connection with any transaction exceed the amount of the fee actually received by Montgomery pursuant to the Engagement Letter. The relative fault of each Indemnified Person and the Company shall be determined by reference to among other things, whether the actions or omissions to act were by such Indemnified Person or the Company and the parties relative intent, knowledge, access to information and opportunity to correct or prevent such action or omission to act.

         The Company also agrees that no Indemnified Person shall have any liability to the Company or its affiliates, directors, officers, employees, agents or shareholders, directly or indirectly, related to or arising out of the Engagement Letter, except Losses incurred by the Company which a court of competent jurisdiction shall have determined by a final judgement to have resulted primarily from actions taken or omitted to be taken by such Indemnified Person due to its gross negligence, bad faith or willful misconduct. In no event, regardless of the legal theory advanced, shall any Indemnified Person be liable for any consequential, indirect, incidental or special damages of any nature. The Company agrees that without Montgomery's prior written consent it shall not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding related to the Engagement Letter unless the settlement, compromise or consent also includes an express unconditional release of all Indemnified Persons from all liability and obligations arising therefrom.

         If an agreement for the sale of the Company is entered into and the obligations of the Company referred to above are not assumed, satisfactory to Montgomery, by operation of law or by contract by the acquiring entity, the Company agrees to arrange alternative means of providing for such obligations prior to consummation of such agreement, including providing insurance or creating an escrow, in each case in an amount and upon terms and conditions satisfactory to Montgomery.

         The obligations of the Company referred to above shall be in addition to any rights that any Indemnified Person may otherwise have and shall be binding upon and inure to the benefit of any successors, assigns, heirs, and personal representatives of any Indemnified Person and the Company. It is understood that the obligations of the Company will remain operative regardless of any terminations or completion of Montgomery's services.


MONTGOMERY SECURITIES                    ADVANCED RADIO TELECOM CORP.
BY: SEWEL Investments Inc.               BY:    /s/Vernon L. Fotheringham
    ----------------------                  -----------------------------
BY:    /s/Joseph M. Schell               NAME: Vernon L. Fotheringham
   -----------------------                     ----------------------
       Joseph M. Schell, President       TITLE: Chief Executive Officer